Exhibit 10.1

FIRST AMENDMENT TO CREDIT FACILITY AGREEMENT

Reference is made to the Credit Facility Agreement dated as of August 30, 2006 by and between TechTarget, Inc., a Delaware Corporation (the “Borrower”) and Citizens Bank of Massachusetts (the “Bank”), which Credit Facility Agreement is referred to herein as the “Credit Agreement.” Capitalized terms used in this Amendment and not otherwise defined herein shall bear the same respective definitions as set forth in the Credit Agreement.

WHEREAS, the parties desire to effect certain changes to the terms of the Credit Agreement, including changes to the terms and conditions of the Credit Line and the Term Loan.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, the parties to the Credit Agreement hereby agree as follows:

1.  Section 1, entitled “Definitions” is hereby amended as follows:

a.                                           The definition of “Applicable LIBOR Margin” is hereby deleted and there shall be substituted for such definition the following:

“Applicable LIBOR Margin” means the applicable margin as set forth in Section 2.4 below.”

b.                                      A definition for “Net Cash and Investments” is hereby inserted in appropriate alphabetical order:

“Net Cash and Investments” means cash on hand, demand deposit accounts and the market value of any of the following owned by the Borrower: publicly traded securities, mutual funds, money market investments and fixed income securities issued by any publicly traded entity or by any government or government agency, less Total Funded Debt.

c.                                       The definition of “Qualified Acquisition” is hereby deleted and there shall be substituted for such definition the following:

“Qualified Acquisition” shall mean a non-hostile (pursuant to an agreement with the target) acquisition of stock or assets in substantially the same or complementary to the line of business of the Borrower at a time when no Default or Event of Default has occurred and is continuing, including but not limited to financial covenants on both an actual basis and calculated on a pro-forma combined or consolidated basis with the Borrower immediately following such acquisition. Further to constitute a Qualified Acquisition either (a) Net Cash and Investments must equal or exceed $50,000,000 immediately following consummation of the acquisition, and treating all payments required to be made within six (6) months after the closing of the transaction as being disbursed at closing or (b) the acquisition does not exceed $10,000,000 in total aggregate consideration (including but not limited to deferred and contingent payments and indebtedness assumed) (“Total Purchase Consideration”) and Total Purchase Consideration for all acquisitions during such fiscal year do not exceed $25,000,000. To the extent the EBITDA of an Acquisition is negative for the Acquisition Test Period, in order to constitute a Qualified Acquisition, such negative EBITDA must be less than (a) $1,000,000 for the Acquisition Test Period, and (b) collectively, all Acquisitions with negative EBITDA may not have combined negative EBITDA of more than $2,000,000 for the Acquisition Test Period for the respective Acquisitions. “Acquisition Test Period” means the twelve (12) full calendar months immediately preceding the date of the respective Acquisition.

d.                                      A definition for “Total Funded Debt” is hereby inserted in appropriate alphabetical order:

“Total Funded Debt” means all liabilities for borrowed money, including but not limited to liabilities under this Agreement and all liabilities for leases required to be capitalized under GAAP.”

2.  Section 2.4 entitled “Interest Generally” is amended by adding the following immediately after the last sentence of such Section 2.4:

“As used herein, the term Applicable LIBOR Margin shall mean the margin determined by reference to the following table determined by the ratio of Total Funded Debt to EBITDA for the preceding four fiscal quarters of the Borrower:

Level	Ratio	Applicable LIBOR Margin

I	Equal to or greater than 2.0:1	1.50%
II	Less than 2.0:1 but greater than or equal to 1.0:1	1.375%
III	Less than 1.0:1	1.25%

3.  Section 2.10 is hereby amended by deleting the existing provisions thereof and substituting therefor the following:

“2.10 Unused Line Fee. The Borrower hereby agrees to pay the Bank a fully earned and non-refundable unused line fee at the applicable per annum rate as set forth in the following table as applied to the difference between (i) $20,000,000 and (ii) the outstanding principal amount of the sum of the Advances and Letters of Credit outstanding, which fee shall accrue and be charged to and paid by Borrower on a quarterly basis in arrears. Such rate shall be measured by the ratio of Total Funded Debt to EBITDA for the preceding four fiscal quarters of the Borrower:

Level	Ratio	Per Annum Unused Line Fee Rate
I	Equal to or greater than 2.0:1	0.35%
II	Less than 2.0:1 but greater than or equal to 1.0:1	0.30%
III	Less than 1.0:1	0.25%

4.  The following Section, to be designated as Section 2.11 shall be added to the Credit Agreement:

2.11. Calculating the Ratio of Total Funded Debt to EBITDA. For purposes of calculating the ratio of Total Funded Debt to EBITDA under Sections 2.4 and 2.10, the Bank shall utilize the financial statements and corresponding Compliance Certificate for the most recent fiscal quarter as submitted by the Borrower, which change in Applicable LIBOR Margin or unused line fee shall be effective on the first Business Day of the calendar month following receipt of such financial statements by the Bank. If by the first Business Day of a month following the due date of the financial statements, the financial statements and Compliance Certificate due have not been received, then the Applicable LIBOR Margin and unused line fee shall be determined as if Level I were applicable, from such day until the first Business Day of the calendar month following actual receipt. If a party determines in good faith or obtains knowledge that any information contained in any Compliance Certificate was untrue or incorrect in any respect and that the calculation of the ratio on which the Applicable LIBOR Margin or unused line fee for any particular period was determined was inaccurate and, as a consequence thereof, the Applicable LIBOR Margin or line fee was incorrect, the parties shall recalculate the Applicable LIBOR Margin and unused line fee for such period.

5.                                      Sections 12A.3(a) and 12A.3(b) are hereby amended to read in their entirety as follows:

“(a)                           Quarterly, within forty-five (45) days after the end of each of the first three fiscal quarters of the Borrower, a management-prepared consolidated balance sheet for Borrower and the Subsidiaries and a consolidated statement of income and expense, and consolidated statement of cash flow for the quarter then ended and year to date and with consolidating data for Borrower and each Subsidiary, (with such detail as the Bank may reasonably require) together with a Covenant Compliance Certificate in the form of Exhibit 12.A.3(a), certified to fairly present the financial condition of Borrower by its Chief Financial Officer, subject to normal year end audit adjustments and the absence of footnotes. Such report shall be accompanied by any other material submitted to the Securities and Exchange Commission on Form 10-Q.

(b)                                 Within ninety (90) days after the end of each fiscal year of Borrower, a consolidated financial statement for such year for Borrower and the Subsidiaries, consolidated statement of income and expense and a consolidated statement of cash flow, in accordance with GAAP, with an audit report thereon by an independent certified public accountant selected by Borrower and reasonably satisfactory to Bank, such statements to including consolidating data in respect of Borrower and all Subsidiaries. Such report shall be accompanied by any other material submitted to the Securities and Exchange Commission on Form 10-K.”

6.                                      There shall be added to the Credit Agreement the following additional provision to be designated as Section 12A.3(f):

“(f)                             Concurrently with the filing thereof, all reports submitted to the Securities and Exchange Commission or applicable stock exchanges, and concurrently with the transmittal thereof, all reports and other materials transmitted to its stockholders.”

7.                                      Sections 12A.9.1. and 12A.9.2 are amended by deleting the existing provisions thereof and substituting therefor the following:

“12A.9.1 The Borrower shall maintain a Debt Service Coverage Ratio of not less than 1.25 to 1.0, tested as of the end of each fiscal quarter on a trailing twelve months basis.

12A.9.2 Borrower’s ratio of Total Funded Debt to EBITDA shall not exceed 3.0 to 1.0, with EBITDA calculated on a trailing 12 month basis, tested as of the end of each fiscal quarter.”

8.                                      Borrower represents and warrants to the Lender that (i) no Defaults or Events of Default have occurred that are continuing; (ii) Borrower has complied with all the covenants and agreements contained in the Loan Documents (as defined in the Credit Agreement) in all material respects; (iii) the representations and warranties of Borrower contained in the Loan Documents are true and correct in all material respects as of the date hereof; and (iv) this Amendment and all other documents relating to this Amendment delivered this date to the Lender have been authorized by all necessary actions on the part of the Borrower.

9.                                      The Borrower shall pay the Lender all costs and expenses of the Lender (including all reasonable attorneys’ fees) in connection with this Amendment. The Borrower agrees to deliver to the Lender such other documents relating to this Amendment as the Lender may reasonably require, all in form and substance reasonably satisfactory to the Lender.

10.                               This Amendment may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

11.                               Upon and after the date of this Amendment, all references to the Credit Agreement in any Loan Document, shall mean the Credit Agreement as affected by this Amendment. Except as expressly provided in this Amendment, the execution and delivery of this Amendment does not and will not amend, modify or supplement any provision of, or constitute a consent to or a waiver of any noncompliance with the provisions of the Credit Agreement, except as specifically set forth herein, and except as specifically provided in this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with the respective terms thereof.

Executed as of the 30 day of August, 2007.

CITIZENS BANK OF MASSACHUSETTS

By:	/s/ William M. Clossey
William M. Clossey, Vice President

TECHTARGET, INC.

By:	/s/ Eric Sockol
Eric Sockol
CFO